As filed with the Securities and Exchange Commission on September 11, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GLU MOBILE INC.

(Exact name of Registrant as specified in its charter)

Delaware	91-2143667
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

45 Fremont Street, Suite 2800

San Francisco, California 94105

(415) 800-6100

(Address, including zip code and telephone number, including area code, of the Registrant’s principal executive offices)

Niccolo M. de Masi

President, Chief Executive Officer and Director

Glu Mobile Inc.

45 Fremont Street, Suite 2800

San Francisco, California 94105

(415) 800-6100

(Name, address, including zip code and telephone number, including area code, of the Registrant’s agent for service)

Copies to:

Scott J. Leichtner, Esq. Vice President and General Counsel Glu Mobile Inc. 45 Fremont Street, Suite 2800 San Francisco, California 94105	David A. Bell, Esq. Fenwick & West LLP Silicon Valley Center 801 California Street Mountain View, California 94041

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☒ 333-170577

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a registration statement filed pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☒

Non-Accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Security (3)	Proposed Maximum Aggregate Offering Price (3)(4)	Amount of Registration Fee (5)
Common stock, $0.0001 par value per share
Preferred stock, $0.0001 par value per share
Warrants
Subscription rights
Senior debt securities and subordinated debt securities (collectively, “debt securities”)
Units (6)
Total			$2,464,502	$336.16

(1)	There is being registered hereunder an indeterminate number of shares of (a) common stock, (b) preferred stock, (c) debt securities, (d) warrants to purchase common stock, preferred stock or debt securities of the Registrant, (e) subscription rights to purchase common stock, preferred stock or debt securities of the Registrant, and (f) units, consisting of some or all of these securities, as may be sold from time to time by the Registrant. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. There are also being registered hereunder an indeterminate number of shares of common stock, preferred stock and debt securities as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance. In no event will the aggregate offering price of all types of securities issued by the Registrant pursuant to this registration statement exceed $2,464,502.
(2)	Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.
(3)	The proposed maximum offering price per share and proposed maximum aggregate offering price for each type of security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.
(4)	Pursuant to General Instruction I.B.6. of Form S-3, if the aggregate market value of the Registrant’s outstanding voting and nonvoting common equity held by non-affiliates of the Registrant does not equal or exceed $75 million subsequent to the effective date of this registration statement, then the aggregate offering price of all types of securities that the Registrant may issue pursuant to this registration statement in any 12-month period may not exceed one-third of the aggregate market value of the voting and non-voting common equity held by non-affiliates of the Registrant.
(5)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933.
(6)	Consisting of some or all of the securities listed above, in any combination, including common stock, preferred stock, warrants and debt securities.

EXPLANATORY NOTE

The Registrant is filing this Registration Statement with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and General Instruction IV of Form S-3. This Registration Statement relates to the Registrant’s universal shelf Registration Statement on Form S-3 (Registration No. 333-170577, as amended) declared effective by the SEC on December 3, 2010 pursuant to which the Registrant registered securities having an initial aggregate offering price not to exceed $30,000,000 (the “Prior Registration Statement”). In January 2011, the Registrant sold an aggregate of 8,414,635 shares of its common stock at $2.05 per share pursuant to the Prior Registration Statement in an underwritten offering, for an aggregate price to the public of $17,250,001.75. Following such offering, $12,749,998.25 remained available under the Prior Registration Statement. The Registrant is filing this Registration Statement for the sole purpose of registering up to an additional $2,464,502 aggregate amount of shares of common stock, shares of preferred stock, senior debt securities, subordinated debt securities, warrants to purchase shares of common stock, shares of preferred stock or debt securities, subscription rights to purchase shares of common stock, shares of preferred stock or debt securities and/or units consisting of some or all of such securities of the Registrant, which represents less than 20% of the maximum aggregate offering price of securities remaining available for issuance under the Prior Registration Statement. The Registrant hereby incorporates by reference in its entirety into this Registration Statement the Prior Registration Statement, including each of the documents filed by the Registrant with the SEC and incorporated or deemed to be incorporated by reference therein and all exhibits thereto.

The required opinions and consents for this Registration Statement are listed on the Exhibit Index hereto.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 11th day of September 2013.

GLU MOBILE INC.

By:	/s/ NICCOLO M. DE MASI
Niccolo M. de Masi
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Niccolo M. de Masi, Eric R. Ludwig and Scott J. Leichtner, and each of them, as his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post- effective amendments) to this registration statement on Form S-3, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done with respect to this registration statement, including post-effective amendments, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ NICCOLO M. DE MASI	President, Chief Executive Officer and Director	September 11, 2013
Niccolo M. de Masi	(Principal Executive Officer)

/s/ ERIC R. LUDWIG	Executive Vice President and Chief Financial Officer	September 11, 2013
Eric R. Ludwig	(Principal Accounting and Financial Officer)

/s/ WILLIAM J. MILLER
William J. Miller	Chairman of the Board	September 11, 2013

/s/ LORNE ABONY
Lorne Abony	Director	September 11, 2013

/s/ ANN MATHER
Ann Mather	Director	September 11, 2013

/s/ HANY M. NADA
Hany M. Nada	Director	September 11, 2013

/s/ A. BROOKE SEAWELL
A. Brooke Seawell	Director	September 11, 2013

/s/ BENJAMIN T. SMITH, IV
Benjamin T. Smith, IV	Director	September 11, 2013

EXHIBIT INDEX

Exhibit Number	Exhibit Description

5.01	Opinion of Fenwick & West LLP.

23.01	Consent of Fenwick & West LLP (included in Exhibit 5.01).

23.02	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

24.01	Power of Attorney (see the signature page to this Registration Statement).